Jason Freyou Joins Home Bancorp As Chief Operations Officer

LAFAYETTE, La., March 9, 2015 /PRNewswire/ -- Home Bancorp, Inc. (NASDAQ: "HBCP"), the parent company for Home Bank, N.A. (www.home24bank.com), headquartered in Lafayette, Louisiana, is pleased to announce the addition of veteran banker Jason Freyou to its executive management team as Chief Operations Officer.

"Jason has a long history of improving the efficiency and effectiveness of the bank operations he's led," said John W. Bordelon, President and Chief Executive Officer of the Company and the Bank. "He inherits a strong team of committed bankers that he will undoubtedly lead to an even higher level."

Freyou brings 20 years of diverse executive-level banking experience to Home Bank. He recently completed a highly successful tenure as Chief Operations Officer for publically-traded Teche Federal Bank. His background also includes roles as Chief Financial Officer, Chief Information Officer and Chief Investment Officer for other community banks in Louisiana and Mississippi.

Freyou honorably served our country through the United States Army, earning the rank of Captain over his 14 years of service. He holds a Finance Degree from Louisiana State University and is a Certified Public Accountant. Jason is very active in civic, faith and youth service organizations in his hometown of Breaux Bridge. Jason and his wife Cindy have five children.

This news release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may."

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond our control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Home Bancorp's Annual Report on Form 10-K for the year ended December 31, 2013, describes some of these factors, including risk elements in the loan portfolio, the level of the allowance for losses on loans, risks of our growth strategy, geographic concentration of our business, dependence on our management team, risks of market rates of interest and of regulation on our business and risks of competition. Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

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CONTACT: John W. Bordelon, President and CEO (337) 237-1960